EXHIBIT 11.1

                           CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                              Computation of Loss per Common Share
                        For the Nine-Month Period Ended December 31, 1996

Net loss                                                                $  (57,493,239)
Preferred stock dividend                                                    (9,576,367)
Loss applicable to common stock
    shareholders                                                        $  (67,069,606)
Weighted average number of shares
    outstanding                                                             39,915,020
Loss per common share                                                   $        (1.68)


                  COMPUTATION OF WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

                                                                        Weighted Average
                                                      SHARES            SHARES
FOR THE NINE MONTHS ENDED DECEMBER 31, 1996
Beginning Balance                                     37,829,482        37,829,482
Series A Preferred Stock - converted                   2,637,742         2,028,219
Warrants exercised                                        73,315            57,319
Warrants - BANX                                       36,751,083                 0
Warrants - Other                                       2,235,541                 0
Options                                                2,152,604                 0
                                                                        39,915,020


(a) Outstanding convertible preferred stock, warrants and options are not considered for the purposes of calculating the weighted average shares outstanding since these securities are anti-dilutive.

(b) The Series A Redeemable Convertible Preferred Stock have been converted as of December 31, 1996.